EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-265993) of Third Coast Bancshares, Inc. of our report dated June 29, 2023 relating to our audit of the financial statements of the Third Coast Bank 401(k) and Employee Stock Ownership Plan (formerly known as the Third Coast Bank, SSB 401(k) and Employee Stock Ownership Plan), which appears in this Annual Report on Form 11-K of Third Coast Bank 401(k) and Employee Stock Ownership Plan (formerly known as the Third Coast Bank, SSB 401(k) and Employee Stock Ownership Plan) for the year ended December 31, 2023.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas

May 16, 2024